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                                                                      EXHIBIT 12
                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (THOUSANDS OF DOLLARS)

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
                                                          YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------
                                          1993         1992         1991         1990         1989
                                        --------     --------     --------     --------     --------
EARNINGS BEFORE INCOME TAXES AND
  FIXED CHARGES:
  Income before income taxes........    $362,600     $304,800     $ 97,600     $235,900     $327,100
  Deduct/add equity in undistributed
     (earnings) loss of
     fifty-percent-or-less-owned
     companies......................     (18,740)     (17,290)      12,640        8,760      (29,060)
  Add dividends received from
     fifty-percent-or-less-owned
     companies......................       4,940        4,100       25,450        1,780        1,990
  Add interest on indebtedness,
     net............................     104,080      100,490      124,950      125,770      112,830
  Add amortization of debt
     expense........................       2,650        2,710        1,630        1,420        1,460
  Add one-third of rentals..........      10,970       10,800       12,530        9,610        8,830
                                        --------     --------     --------     --------     --------
  Earnings before income taxes and
     fixed charges..................    $466,500     $405,610     $274,800     $383,240     $423,150
                                        --------     --------     --------     --------     --------
                                        --------     --------     --------     --------     --------
FIXED CHARGES:
  Interest on indebtedness..........    $105,420     $113,670     $128,450     $125,770     $112,830
  Amortization of debt expense......       2,650        2,710        1,630        1,420        1,460
  One-third of rentals..............      10,970       10,800       12,530        9,610        8,830
                                        --------     --------     --------     --------     --------
                                        $119,040     $127,180     $142,610     $136,800     $123,120
                                        --------     --------     --------     --------     --------
                                        --------     --------     --------     --------     --------
Ratio of earnings to fixed
  charges...........................         3.9          3.2          1.9          2.8          3.4
                                        --------     --------     --------     --------     --------
                                        --------     --------     --------     --------     --------
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